AGREEMENT

          THIS AGREEMENT, made as of the 30th day of October, 1997, between GP Development Corporation, a Maryland corporation having an office c/o Erwin L. Greenberg & Associates, Inc., 400 East Pratt Street, Baltimore, Maryland 21202 ("GP") and Kranzco Realty Trust, a Maryland real estate investment trust having an office at 128 Fayette Street, Conshohocken, Pennsylvania 19428 ("KRT").

                           W I T N E S S E T H:


          WHEREAS, ELG Financial Corporation ("ELG") entered into five purchase and sale agreements with the sellers described therein (each, a "Seller", and collectively, the "Sellers") with respect to the properties described therein, as more particularly described in Exhibit A annexed hereto (the "Contracts");

          WHEREAS, by assignment dated as of the 9th day of October, 1997, ELG assigned all of its right, title and interest in and to the Contracts to GP; and

          WHEREAS, GP desires to merge with a wholly owned subsidiary of KRT designated by KRT ("KRT Sub") and KRT desires to allow GP to do so.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged by all the parties, it is agreed as follows:

          4. All initially capitalized terms used herein which are not otherwise defined herein shall have the meanings set forth in the Contracts. As used herein, "Properties" shall mean the five properties each of which is referred to as a Property under the Contract relating thereto.

          5. Simultaneously with the Closing contemplated by the Contracts, GP shall merge into KRT Sub pursuant to a merger agreement effectuating the terms of this Agreement in a form to be agreed upon by GP and KRT on or before 5:00 P.M. (E.S.T.) on October 31, 1997 (the "Merger Agreement"), and KRT Sub, at its sole cost and expense and without cost to GP, shall cause GP to perform its obligations under the Contracts.

          6. Simultaneously herewith, KRT has deposited in escrow with Fedder and Garten Professional Association ("Escrow Agent") (i) the sum of Twenty-Five Thousand and no/100 ($25,000.00) Dollars, representing the five Initial Escrow Deposits made by ELG under the Contracts (the "Deposit") and
(ii) the sum of Twenty-Five Thousand and no/100 Dollars ($25,000), representing the deposit made by GP to obtain an extension of the Inspection Period under the Contracts to November 15, 1997 pursuant to that certain letter agreement dated October 28, 1997 between GP and Parkway Partners, L.L.C. (the "Extension Deposit"). The Deposit and the Extension Deposit shall be held in escrow by Escrow Agent in accordance with the provisions of Section 17 hereof. In the event KRT does not notify GP on or before 5:00 P.M. (E.S.T.) on November 6, 1997 that KRT has elected to terminate this Agreement in accordance with its rights set forth in Section 8 hereof, GP shall deliver the Additional Escrow Deposits to the Title Company and KRT shall deposit in escrow with the Escrow Agent, on or before 5:00 P.M. (E.S.T.) on November 6, 1997, the sum of Two Hundred Twenty-Five Thousand and no/100 ($225,000.00) Dollars in cash or other immediately available funds, representing the sum of the Additional Escrow Deposits (the "Additional Deposit"), provided that, if Sellers and GP modify the Contracts such that the Extension Deposit is credited against the Additional Escrow Deposits, the amount of the Additional Deposit payable by KRT hereunder shall be reduced by $25,000. The Additional Deposit shall be held in escrow by Escrow Agent in accordance with the provisions of Section 17 hereof.

          7. Simultaneously with the Closing, KRT shall pay the shareholders of GP, in consideration for the merger of GP into KRT Sub, the sum of Two Million and no/100 ($2,000,000.00) Dollars (the "Consideration"), as follows: (a) Four Hundred Thousand and no/100 ($400,000.00) Dollars in immediately available federal funds wire transferred to such account as GP may designate in writing not less than one business day before the Closing, and (b) One Million Six Hundred Thousand and no/100 ($1,600,000.00) Dollars by issuing to GP's shareholders common shares of beneficial interest in KRT (the "Stock"). The number of shares of Stock issued to GP or its designees shall be determined by dividing $1,600,000 (or such other amount as shall be designated by GP in accordance with the terms of this Section 4) by the closing price of such stock on the New York Stock Exchange on the business day immediately preceding the Closing, and rounding the quotient to the nearest whole number. Such Stock shall have the restrictions on transfer for a period of one (1) year and the registration rights set forth in the Merger Agreement. Notwithstanding the foregoing, KRT shall increase the portion of the Consideration payable in shares of Stock and reduce the portion of the Consideration payable in cash in such proportion as GP shall elect in its sole and absolute discretion upon written notice to KRT not less than three
(3) days prior to Closing. In the event the Closing occurs but any one or more of the shopping centers included within the definition of Assemblage are not included in the sale by reason of the failure of a condition or conditions precedent set forth in the applicable Contract or the applicable Seller's default thereunder, the Consideration shall be reduced by an amount equal to $400,000 for each Property not included in the sale, in which event the portions of the Consideration payable in cash and in shares of Stock shall be reduced proportionately. GP hereby covenants that, in the event any of the Property Inspection Reports (as hereinafter defined) disclose material environmental, structural, title or survey defects in respect of any Property, and KRT does not have the right to, or does not exercise any right it may have to, terminate this Agreement in accordance with the terms of Section 8 hereof, GP shall negotiate in good faith with the applicable Seller to obtain a reduction of the Purchase Price in an amount necessary to cure such defects. If for any reason GP enters into a modification or amendment to any Contract reducing the Purchase Price payable for the Property to be conveyed thereunder, the Consideration shall be increased by an amount equal to one-half (1/2) of such reduction, in which event the portions of the Consideration payable in cash and in shares of Stock shall be increased accordingly.

          8.   GP represents and warrants to KRT as follows:

     (a) The Contracts are in full force and effect, have not been amended except as set forth on Exhibit A, and the Initial Escrow Deposits have been deposited with the Escrow Agent under the Contracts;

     (b) with the exception of the assignment from ELG to GP, neither the Contracts nor any interest in the Initial Escrow Deposits have previously been assigned;

     (c) GP has the full power and authority to make, deliver and perform this Agreement without the prior consent of any person, entity or governmental authority. This Agreement is valid, binding and enforceable against GP in accordance with its terms;

     (d) (i) to the best of GP's knowledge, GP is not in default of any term, provision or obligation to be performed by it under any of the Contracts, and (ii) to the best of GP's actual knowledge, the Sellers thereunder are not in default of any term, provision or obligation to be performed by them under any of the Contracts;

     (e) GP has no actual knowledge of any state of facts which would now or, with the passage of time, cause any of the representations made by the Sellers under any of the Contracts to be untrue;

     (f) true and complete copies of the Contracts have been delivered by GP to KRT; and

     (g) GP owns no assets other than (x) the purchaser's rights under the Contracts, and to the Initial Escrow Deposits and the Extension Deposit held under the Contracts and (y) cash in bank accounts. GP has no liabilities other than the purchaser's obligations under the Contracts, payment obligations with respect to the Property Inspection Reports and legal fees incurred in connection with this Agreement, the Merger Agreement and the Contracts (which legal fees shall not be payable by KRT or KRT Sub by reason of the merger contemplated by the Merger Agreement).

          9. GP and KRT represent and warrant that no broker had any part in bringing about this transaction other than New America Network, Inc. and Smith Barney Inc. (collectively, the "Brokers"). GP agrees to indemnify and hold harmless KRT from and against any and all liabilities, obligations, costs and expenses in connection with any claim for commission, compensation or otherwise for the bringing about of this transaction or the consummation thereof which may be made against KRT by any person or firm as a result of a breach of the foregoing representation made by GP. KRT agrees to indemnify and hold harmless GP from and against any and all liabilities, obligations, costs and expenses in connection with any claim for commission, compensation or otherwise for the bringing about of this transaction or the consummation thereof which may be made against GP by any person or firm as a result of a breach of the foregoing representation made by KRT. KRT shall pay any commissions or other fees payable to the Brokers at the Closing, provided, however, that such commissions or other fees shall not exceed $100,000 for New America Network, Inc. and $50,000 for Smith Barney Inc. The obligations set forth in this Section 6 shall survive the Closing.

          10. GP has ordered certain reports and studies in connection with the inspection of the Properties by GP and KRT, as more particularly described in Exhibit B annexed hereto (the "Property Inspection Reports"). The anticipated costs of the Property Inspection Reports and the anticipated date of delivery of said Property Inspection Reports are set forth on Exhibit B. At all times prior to the Closing or upon the termination of this Agreement by reason of GP's default hereunder, GP shall pay the costs of the Property Inspection Reports as and when the same become due and payable. Upon the Closing or the termination of this Agreement for any reason other than GP's default hereunder, KRT shall reimburse GP for all costs theretofore expended by GP in respect of the Property Inspection Reports. To secure KRT's obligations under this
Section 7, KRT has simultaneously with the execution and delivery of this Agreement delivered to Escrow Agent the sum of $50,000 (the "Reports Deposit"), to be held in escrow in accordance with the terms of this Agreement. Escrow Agent shall at the Closing disburse (x) to GP a portion of the Reports Deposit equal to all amounts theretofore expended by GP in connection with the Property Inspection Reports and (y) the balance of the Reports Deposit, if any, to KRT. Upon the termination of this Agreement for any reason other than GP's default hereunder, Escrow Agent shall disburse (x) to GP an amount equal to all amounts theretofore expended by GP in connection with the Property Inspection Reports and (y) the balance, if any, to KRT, unless GP shall have instructed Escrow Agent in writing within five (5) days of the termination of this Agreement to retain all or any portion of such balance to defray the cost of any Property Inspection Reports not theretofore paid by GP. In the event Escrow Agent retains all or any portion of such balance in accordance with the terms of the preceding sentence, Escrow Agent shall from time to time disburse from the Reports Deposit such amounts as GP shall specify upon GP's submission to Escrow Agent of evidence reasonably satisfactory to Escrow Agent that the costs of Property Inspection Reports not theretofore paid by GP have become due and payable. On the date which is three (3) months after the date of the termination of this Agreement for any reason other than GP's default hereunder, Escrow Agent shall disburse the balance of the Reports Deposit, if any, to KRT, and Escrow Agent shall have no further obligation to KRT or GP under this Section 7. In the event of the exhaustion of the Reports Deposit (or the disbursement of the balance thereof to KRT in accordance with the terms of the preceding sentence) following the termination of this Agreement for any reason other than GP's default hereunder, KRT, promptly following GP's written demand therefor, shall remit to GP all amounts payable in respect of the Property Inspection Reports and not theretofore paid by GP or disbursed to GP by Escrow Agent. In the event of the termination of this Agreement by reason of GP's default hereunder, KRT shall have no obligation with respect to the costs of the Property Inspection Reports and Escrow Agent shall promptly remit to KRT the Reports Deposit. Notwithstanding the foregoing, in the event that Escrow Agent releases all or any portion of the Reports Escrow to GP following the termination of this Agreement by KRT pursuant to the exercise of its rights under Section 8 hereof, and GP subsequently either proceeds to Closing under the Contracts or effectuates a transaction in the nature of an assignment of the Contracts, GP shall promptly remit to KRT an amount equal to all amounts theretofore released to GP by Escrow Agent from the Reports Escrow and Escrow Agent shall release to KRT the balance, if any, of the Reports Escrow. The terms of this Section 7 shall survive the Closing or any earlier termination of this Agreement.

          11. Under the Contracts, GP has an Inspection Period ending on November 15, 1997 to complete its inspections of the Properties. GP shall have no right to terminate the Contracts unless KRT has terminated this Agreement. KRT shall have a limited inspection period under this Agreement to complete its inspections of the Properties, which inspections shall be limited to KRT's review of the Property Inspection Reports and the insurance coverages (the "Insurance Coverages") maintained by the Seller with respect to The Village at Mableton Shopping Center (the "Mableton Property"), and for no other purpose. In the event KRT shall notify GP on or before 5:00 P.M. (E.S.T.) on November 6, 1997 that KRT was unsatisfied with such Property Inspection Reports or the Insurance Coverages, this Agreement shall terminate and be of no further force or effect, and Escrow Agent shall deliver the Deposit to KRT. Notwithstanding anything to the contrary contained herein, KRT shall have no right to send such notice or to terminate this Agreement if the aggregate cost to cure any environmental, engineering, title and/or survey defects (excluding any defects caused by the Mableton Casualty (hereinafter defined)) disclosed by the Property Inspection Reports does not exceed Four Hundred Ten Thousand and no/100 ($410,000.00) Dollars and KRT's review of the Insurance Coverages indicates that such coverages (A) are in full force and effect and (B) are sufficient to (i) pay the cost of repairing the damage caused by the Mableton Casualty, to the extent that the tenant under the K-Mart lease is not obligated to repair the same and notwithstanding that a portion of an insurance claim may not be payable by the insurer by reason of a deductible clause in the applicable Seller's casualty insurance policy and (ii) compensate the owner of the Mableton Property for losses generally covered by business income coverage caused by the Mableton Casualty for a period of up to two (2) years, if applicable, from the date of the Mableton Casualty. If the aggregate cost to cure such defects exceeds $410,000 (excluding any defects caused by the Mableton Casualty) or KRT's review of the Insurance Coverages indicates that such coverages (1) are not in full force and effect or (2) are insufficient to (x) pay the cost of repairing the damage caused by the Mableton Casualty, to the extent that the tenant under the K-Mart lease is not obligated to repair the same and notwithstanding that a portion of an insurance claim may not be payable by the insurer by reason of a deductible clause in the applicable Seller's policy of title insurance or (y) compensate the owner of the Mableton Property for losses generally covered by business income coverage caused by the Mableton Casualty for a period of up to two (2) years, if applicable, from the date of the Mableton Casualty, and KRT elects to terminate this Agreement, GP may elect to terminate the Contracts. For purposes of this Paragraph 8, the "Mableton Casualty" shall mean the casualty occurring at the Mableton Property on October 26, 1997. KRT and GP hereby acknowledge and agree that the following standards shall apply in assessing and quantifying the aggregate cost to cure any environmental, structural, title or survey defects disclosed by the Property Inspection Reports:

          a. Any matter disclosed in the PCS Report (as defined in Exhibit B) must require repair within two years of the date of the PCS Report;

          b. With respect to any matter disclosed in the Phase I Report (as defined in Exhibit B), such matter shall qualify as a defect (x) if the same constitutes a violation of applicable law or laws or (y) if the same would result in a violation of applicable law or laws upon the development, redevelopment or improvement of the applicable Property (or any portion thereof).

          c. In the case of any matter disclosed in any title report for any Property, to qualify as a defect, (x) the Title Company shall not be willing to omit or insure against (without additional premium) such matter as an exception from coverage in the policy of title insurance issued in respect of the Property at Closing, and (y) such matter shall not constitute an easement, covenant, restriction or other encumbrance which is not violated by the present use of the Property and would not, upon any future violation, cause a forfeiture or reversion of title; provided, however, that if the Title Company shall be willing to insure against any such matter with an additional premium the amount of such additional premium may be included by KRT in determining whether the $410,000 threshold has been met; and

          d. In the case of any matter disclosed by a survey of any Property, to qualify as a defect, (x) the Title Company shall not be willing to insure without additional premium against monetary loss sustained by reason of the enforced removal of any improvements located on such Property by reason of such matter and (y) such defect shall affect the marketability of title to the Property; provided, however, that if the Title Company shall be willing to insure against any such matter with an additional premium the amount of such additional premium may be included by KRT in determining whether the $410,000 threshold has been met;

          12. During the Inspection Period, and, if KRT has not terminated this Agreement in accordance with the provisions of Section 8 hereof and is otherwise not in material default of any of its obligations hereunder, after the Inspection Period and until the Closing, (a) GP shall continue to take the leading role in communicating with the Sellers and any other third parties (including, without limitation, tenants and mortgagees of the Properties, environmental and engineering firms, title companies and surveyors) in connection with the transactions contemplated hereby; provided, however, that the foregoing is not intended to prevent KRT from communicating with such parties with the active, present participation of a representative of GP; and (b) GP shall not grant any consents or otherwise make any decisions binding on the purchaser under the Contracts (including, without limitation, notifying the Seller under the Contract relating to Park Plaza as to whether to prepay the loan thereon, approving the proposed partnership agreements with the partners of the Sellers in connection with the Contracts relating to Park Plaza and North Park, and deciding whether to acquire any of the Properties subject to the existing debt) without the prior written consent of KRT, which consent shall not be unreasonably withheld, conditioned or delayed. GP shall promptly send to KRT copies (by telecopy and/or by overnight courier if telecopy is impracticable) of any notices received by GP under the Contracts. If KRT does not notify GP on or before 5:00 P.M. (E.S.T.) on November 6, 1997 that KRT has elected to terminate this Agreement in accordance with its rights set forth in Section 8 hereof, then, promptly following such date, KRT shall be introduced to the Sellers, tenants and mortgagees as a prospective investor in the Properties, the manner of such introductions to be determined by GP in its sole discretion. In the event the Sellers default under the Contracts, GP agrees to cooperate with KRT and to exercise such remedies under the Contracts as KRT may elect, including, without limitation, seeking specific performance or obtaining a refund of the Initial Escrow Deposit and the Additional Escrow Deposit from the Title Company. GP further agrees to cooperate with KRT to facilitate KRT's communication with the Sellers and with third parties in connection with the transactions contemplated hereby, such cooperation to include, without limitation, making representatives of GP available at reasonable times and upon reasonable notice to participate in such communications and meetings. KRT acknowledges, affirms, represents, warrants and covenants on behalf of itself and its officers, directors, employees, agents, successors and assigns, that it shall not make any contact whatsoever, direct or indirect, with any of the Sellers except as set forth in this Agreement.

          13. Notwithstanding the provisions of Section 9 hereof, KRT acknowledges that West Stewarts Mill Associates, L.P., as the Seller under the Contract in respect of the Park Plaza Shopping Center (the "Park Plaza Seller"), has applied for a loan (the "New Park Plaza Loan") on the terms set forth in that certain letter dated October 21, 1997 from Morgan Guaranty Trust Company of New York to Parkway Partners LLC, as modified by the terms reflected in that certain letter agreement dated October 28, 1997 between GP and Parkway Partners, L.L.C. Provided that KRT has not exercised its right to terminate this Agreement in accordance with the terms of Section 8 hereof, KRT shall consent to the New Park Plaza Loan.

          14. (a) In the event that KRT (x) elects not to terminate this Agreement during the Inspection Period in accordance with the provisions of
Section 8 hereof or (y) terminates this Agreement in violation of the terms of Section 8 hereof, KRT agrees that GP's damages in the event KRT defaults in its obligations hereunder (other than by reason of the failure of the Sellers or GP to perform their obligations under the Contracts or GP's failure to perform its obligations under this Agreement or the failure of a condition precedent under the Contracts or this Agreement) shall be impracticable and difficult to ascertain. KRT and GP have considered carefully the loss as a consequence of the negotiation and execution of this Agreement, and the expenses of GP incurred in connection with GP's performance hereunder, and the other damages, general and special, that GP and KRT realize and recognize GP would sustain, but that cannot be calculated with reasonable certainty. Based on all those considerations, in the event of a default by KRT with respect to its obligations hereunder, GP shall be entitled to the Deposit and the Additional Deposit, and KRT shall owe GP Five Hundred Thousand and no/100 ($500,000.00) Dollars as liquidated damages in full settlement of all claims resulting from such default by KRT, GP hereby specifically waiving and relinquishing any and all other remedies at law or in equity; provided, however, that the foregoing liquidated damages shall not apply to any duty, obligation, liability or responsibility which GP may have to any Seller under Paragraph 5.A of any Contract by reason of any action of KRT or any obligation which KRT may have to GP pursuant to Section 6 hereof. To secure the payment of the foregoing obligation, KRT has simultaneously herewith delivered its promissory note in the amount of $500,000 (the "KRT Note") to Escrow Agent to be held in escrow in accordance with the provisions of Section 17 hereof.

     (b) GP agrees that KRT's damages in the event GP defaults in its obligations hereunder (other than by reason of the failure of the Sellers to perform their obligations under the Contracts or KRT's failure to perform its obligations under this Agreement or the failure of a condition precedent under the Contracts or this Agreement) shall be impracticable and difficult to ascertain. KRT and GP have considered carefully the loss as a consequence of the negotiation and execution of this Agreement, and the expenses of KRT incurred in connection with KRT's performance hereunder, and the other damages, general and special, that GP and KRT realize and recognize KRT would sustain, but that cannot be calculated with reasonable certainty. Based on all those considerations, in the event of a default by GP with respect to its obligations hereunder, KRT shall have the right to either (x) seek specific performance of GP's obligations hereunder or (y) terminate this Agreement, whereupon KRT shall receive a refund of the Deposit and the Additional Deposit and GP shall owe KRT Five Hundred Thousand and no/100 ($500,000.00) Dollars as liquidated damages in full settlement of all claims resulting from such default by GP, KRT hereby specifically waiving and relinquishing any and all other remedies at law or in equity; provided, however, that the foregoing liquidated damages shall not apply to any duty, obligation, liability or responsibility which GP may have to KRT pursuant to Section 6 hereof. To secure the payment of the foregoing obligation, GP has simultaneously herewith delivered its promissory note (the "GP Note") to Escrow Agent to be held in escrow in accordance with the provisions of Section 17 hereof. GP acknowledges and affirms that if GP defaults under this Agreement, and subsequently either assigns directly or indirectly its rights under the Contracts to any other person or entity in exchange for cash or any other form of consideration, KRT, for the purpose of satisfying a judgment obtained by KRT under the GP Note, shall have recourse to (i) any proceeds specifically received by GP as a result of such subsequent assignment or assignments and (ii) actual distributions of such proceeds made by GP. Any recipients of any such distributions from GP, which distributions are directly traceable to such assignment or assignments, shall be personally liable for the sole purpose of refunding to GP, or to KRT as judgment creditor of GP, the distribution actually received by such person which is directly traceable to such subsequent assignment or assignments. KRT acknowledges and affirms that the recipients of any such distributions would be the shareholders of GP and that such persons' liability is limited to the repayment of such proceeds actually received by such persons. Erwin L. Greenberg, Joel D. Fedder, Herbert B. Mittental and Mark Laken, as the primary shareholders of GP, hereby join in the making of this Agreement for the sole purpose of acknowledging their agreement to be personally bound, as a potential recipient of proceeds from GP as aforesaid, to return any proceeds actually received by them in violation of this Section 11(b). In no event shall the aggregate amount required to be returned by such shareholders exceed $500,000.

          15. Notwithstanding anything contained herein or in the Contracts to the contrary, the parties acknowledge and agree that they shall exercise commercially reasonable efforts and proceed with good faith and due diligence to close the transactions contemplated hereby and by the Merger Agreement contemporaneously with the Closing of the transactions contemplated by the Contracts and within the time periods required by the Contracts and as soon as reasonably possible, with a goal of closing the same on or about November 10, 1997. In furtherance thereof, the parties hereto agree to cooperate with one another to effectuate the closing of the aforesaid transactions, such cooperation to include, without limitation,
(x) the preparation and submission of such documentation as shall be required to secure the consent of any lender under a mortgage loan encumbering any Property to the conveyance of such Property to GP and to GP's assumption of the mortgage indebtedness secured thereby, to the extent the purchaser under the Contract shall be obligated to seek such consent or GP shall, in accordance with Section 9 hereof, elect to acquire title to such Property subject to such mortgage indebtedness and (y) the undertaking of negotiations with the partners of the Park Plaza Seller and the partners of the Seller under the Contract in respect of North Park Shopping Center with regard to GP's admittance as a general partner of such Sellers (or the delivery of KRT stock to such partners in lieu of such admittance), with a goal of finalizing such partnership agreements (or agreement to deliver stock) on or before October 31, 1997. KRT further agrees to cause GP to proceed to the Closing of the transactions contemplated by the Contracts upon the receipt of tenant estoppel certificates from (x) the anchor tenants specified in the Contracts and (y) tenants under leases demising not less than fifty (50%) of the balance of the rentable square feet at each Property demised as of the date hereof, provided that Sellers shall have complied with all material conditions to Closing set forth in the Contracts and provided further that (x) each Seller shall execute and deliver to GP at Closing a certificate in form reasonably acceptable to KRT from such Seller as to the matters set forth in the form of tenant estoppel certificate annexed to the Contracts for the tenants selected by such Seller which did not execute and deliver a tenant estoppel certificate to the extent required to increase to 80% the rentable square footage of the premises demised under leases as of the date hereof at the applicable Property (exclusive of the premises demised under the aforesaid anchor leases as of the date hereof) for which a tenant estoppel certificate is obtained and (y) any representations contained in any such certificate delivered by a Seller shall survive for a period of not less than one (1) year from the date of the Closing. In addition, KRT agrees that it shall not direct GP to exercise any right to terminate the Contract in respect of the Village at Mableton Shopping Center by reason of any right accorded to the buyer thereunder by the risk of loss provisions thereof. KRT further agrees that, upon the request of GP and subject to the agreement of the Sellers, upon the Sellers' satisfaction of the conditions precedent to Closing set forth in the Contracts in respect of not less than three (3) of the Properties, KRT shall proceed to the Closing under the Contracts and under the Merger Agreement with respect to such Properties, notwithstanding Sellers' failure to satisfy the conditions precedent to Closing in respect of the entire Assemblage. If KRT proceeds to Closing under the Contracts and the Merger Agreement with respect to less than the entire Assemblage in accordance with the terms of the preceding sentence, then the Consideration payable at such Closing shall be reduced in accordance with the terms of
Section 4 hereof and (A) GP shall assign the Contracts with respect to which KRT shall not proceed to Closing (the "Remaining Contracts") to a single-purpose entity to be formed by GP ("Newco"), (B) GP and KRT shall modify this Agreement and the Merger Agreement to the extent necessary to reflect the intention of the parties thereto to proceed to Closing under the Contracts with respect to less than the entire Assemblage and to proceed to a subsequent closing under the Remaining Contracts and (C) simultaneously with the Closing under the Remaining Contracts, Newco shall merge into a wholly owned subsidiary of KRT pursuant to an agreement between Newco and KRT substantially in the form of this Agreement and a merger agreement between Newco and KRT substantially in the form of the Merger Agreement, in each case with such modifications as shall be required to reflect the intention of the parties thereto to proceed to Closing under only the Remaining Contracts. Notwithstanding the foregoing, it shall be a condition to KRT's obligation to close the transactions contemplated hereby that GP shall have caused Arthur Andersen or such other nationally recognized accounting firm reasonably acceptable to KRT to deliver to GP not later than the Closing audited 1996 financial statements for each of the Properties.

          16. This Agreement contains the entire understanding of the parties hereto and may not be modified or terminated except by a written instrument signed by the party sought to be charged thereby. This Agreement supersedes all prior agreements between the parties and/or their affiliates with respect to the subject matter hereof, including, without limitation, the September 23, 1997 letter agreement between Erwin L. Greenberg Commercial Corporation and KRT and the September 23, 1997 letter from KRT to Erwin L. Greenberg & Associates.

          17. This Agreement is binding upon, and shall inure to the benefit of, the parties hereto and their successors and assigns; provided, however, that neither party may assign this Agreement without the prior written consent of the other party, which consent may be withheld in the sole discretion of the party being asked to give its consent.

          18. All notices and communications hereunder shall be in writing and shall be deemed to be duly given if delivered by telecopy (with a copy sent by overnight courier) or by overnight courier, addressed as follows:

          If to GP:

          GP Development Corporation
          c/o Erwin L. Greenberg & Associates, Inc.
          400 East Pratt Street, Suite 606
          Baltimore, Maryland 21202
          Attn:  Mr. Mark Laken
          Telecopy No.: (410) 837-0596

          with a copy to:

          Fedder and Garten Professional Association
          36 South Charles Street
          2300 Charles Center South
          Baltimore, Maryland 21201
          Attn:  Brian J. Gibbons, Esq.
          Telecopy No.:  (410) 659-0543

          If to KRT:

          128 Fayette Street
          Conshohocken, Pennsylvania 19428
          Attn:  Mr. Norman M. Kranzdorf
          Telecopy No.: (610) 941-9193

          with a copy to:

          Robinson Silverman Pearce Aronsohn & Berman LLP
          1290 Avenue of the Americas
          New York, New York 10104
          Attn:  Alan S. Pearce, Esq.
          Telecopy No.:  (212) 541-4630

          If to Escrow Agent:

          Fedder and Garten Professional Association
          36 South Charles Street
          2300 Charles Center South
          Baltimore, Maryland 21201
          Attn:  Brian J. Gibbons, Esq.
          Telecopy No.:  (410) 659-0543

All notices shall be deemed given on the date of receipt.

          19. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland.

          20. (a) Escrow Agent shall hold the Deposit, the Extension Deposit, the Reports Deposit and, if applicable, the Additional Deposit in one or more escrow accounts (collectively, the "Escrow Account") with a recognized commercial bank or savings bank, of the type with which the Escrow Agent usually and customarily maintains funds to be held in escrow. The Escrow Account shall bear interest at the then prevailing rate for insured money market accounts and the passbook or passbooks or other evidence or indicia of ownership of the Escrow Account shall be retained by Escrow Agent. All further deposits into, withdrawals from or other transactions regarding the Escrow Account shall be performed, made and undertaken solely by Escrow Agent.

               (b) Notwithstanding anything to the contrary, in the event Escrow Agent shall be uncertain as to its responsibilities hereunder, or shall receive conflicting instructions with respect to the disposition of the Deposit, the Extension Deposit and/or the Additional Deposit and/or the Reports Deposit and/or the KRT Note and/or the GP Note, Escrow Agent shall be entitled to retain the Deposit, the Extension Deposit, the Additional Deposit (if applicable), the Reports Deposit, the KRT Note and the GP Note until such time as Escrow Agent receives (i) written instructions signed by GP and KRT directing Escrow Agent to make disposition of the Deposit, the Extension Deposit, the Additional Deposit (if applicable), the Reports Deposit, the KRT Note and the GP Note as directed, and (ii) such other documentation, including but not limited to a joint release of Escrow Agent's obligations hereunder, as counsel to Escrow Agent may reasonably require. Hereinafter the aforesaid documentation is referred to as the "Direction Letter". Such disposition shall be made within five (5) business days following receipt by Escrow Agent of the Direction Letter.

               (c) KRT shall be entitled to receive all of the interest accruing on the Deposit, the Extension Default, the Additional Deposit and the Reports Deposit, except in the event of a default by KRT under this Agreement, in which event GP shall be entitled to retain such interest. KRT's employer identification number is 23-2691327.

               (d) Except to the extent otherwise provided in the Contracts, GP shall be entitled to receive all interest on the Initial Escrow Deposits and the Additional Escrow Deposits held by the escrow agent under the Contracts.

               (e) Escrow Agent undertakes to perform only such duties as are expressly set forth herein, which duties the parties agree are ministerial only. KRT acknowledges that Escrow Agent may continue to represent GP in the transactions contemplated by this Agreement.

               (f) Escrow Agent may accept any instructions, directions, documents or instruments signed or issued by or on behalf of the parties hereto, if believed by Escrow Agent to have been properly executed.

               (g) Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by these instructions, and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel, except that nothing herein contained shall excuse the Escrow Agent from liability for any act or omission on its part taken or suffered in bad faith or in willful disregard of these instructions.

               (h) Escrow Agent may, at any time and for any or no reason, resign and be discharged from its duties or obligations hereunder by giving to the parties hereto notice in writing of such resignation, specifying a date when such resignation shall take effect. Effective upon such resignation, Escrow Agent shall turn over the Deposit, the Extension Deposit, the Additional Deposit (if applicable), the Reports Deposit, the KRT Note and the GP Note to a successor escrow agent acceptable to the parties.

               (i) The parties hereto hereby jointly and severally indemnify and hold harmless Escrow Agent from and against any and all liability, cost, claims, damage and expense which Escrow Agent may incur in the performance of its functions hereunder, including, without limitation, attorneys' fees and expenses, except for any act or omission on the part of Escrow Agent taken or suffered in bad faith or in wilful disregard of this Escrow Agreement.

               (j) Upon the Closing, Escrow Agent shall (1) deliver the Deposit, the Extension Deposit and the Additional Deposit (other than any interest accruing thereon) to GP, (2) deliver the interest accruing on the Deposit, the Extension Deposit and the Additional Deposit to KRT (3) return the KRT Note to KRT, and (4) return the GP Note to GP. The Reports Deposit shall be disbursed in accordance with the terms of Section 7 hereof.

               (k) In the event the Closing does not occur, KRT may send a notice to Escrow Agent claiming that the Closing did not occur by reason of
(x) a default by Sellers under the Contracts or by reason of a failure of a condition precedent to the obligations of GP under the Contracts or by reason of a failure of a condition precedent to the obligations of KRT under this Agreement, or (y) a default by GP under the Contracts or under this Agreement. Any such notice may be accompanied by a request that, in the case of (x) above, Escrow Agent (A) deliver the Deposit, the Extension Deposit, the Additional Deposit and the KRT Note to KRT and the GP Note to GP and (B) disburse the Reports Deposit in accordance with the terms of
Section 7 hereof or that, in the case of (y) above, Escrow Agent deliver the Deposit, the Extension Deposit, the Additional Deposit, the Reports Deposit, the KRT Note and the GP Note to KRT.

               (l) In the event the Closing does not occur, GP may send a notice to Escrow Agent claiming that the Closing did not occur by reason of
(x) a default by Sellers under the Contracts or by reason of a failure of a condition precedent to the obligations of GP under the Contracts or by reason of a failure of a condition precedent to the obligations of GP under this Agreement, or (y) a default by KRT under this Agreement. Any such notice may be accompanied by a request that Escrow Agent disburse the Reports Deposit in accordance with the terms of Section 7 hereof and, in the case of (x) above, deliver the Deposit, the Extension Deposit, the Additional Deposit, the Reports Deposit and the KRT Note to KRT, and the GP Note to GP, or that, in the case of (y) above, deliver the Deposit, the Extension Deposit, the Additional Deposit, the KRT Note and the GP Note to GP.

               (m) In the event Escrow Agent shall receive a notice from KRT pursuant to Section 17(k) hereof or from GP pursuant to Section 17(l) hereof, Escrow Agent shall promptly send a copy of such notice to the other party (the "Receiving Party"), and shall follow the instructions set forth in such notice unless Escrow Agent receives from the Receiving Party on or prior to the tenth day after delivering such notice to the Receiving Party a notice indicating that the Receiving Party disputes the instructions set forth in such notice. In the event Escrow Agent receives such a notice from the Receiving Party within such period, Escrow Agent shall continue to hold the Deposit, the Extension Deposit, the Additional Deposit, (if applicable), the Reports Deposit, the KRT Note and the GP Note until such time as Escrow Agent has received the Direction Letter.

          21. This Agreement and all documents, agreements, understandings and arrangements relating to this transaction have been executed by the undersigned in his capacity as an officer or trustee of KRT which has been formed as a Maryland real estate trust pursuant to a Declaration of Trust of Kranzco Realty Trust, dated June 17, 1992, as amended and restated, and not individually, and none of the trustees, officers or shareholders of KRT shall be bound or have any personal liability hereunder or thereunder.
Each party hereto shall look solely to the assets of KRT for satisfaction of any liability of KRT in respect of this Agreement and all documents, agreements, understandings and arrangements relating to this transaction, and will not seek recourse or commence an action against any of the trustees, officers or shareholders of KRT or any of their personal assets for the performance or payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions between the parties hereto.

          22. Each party hereto agrees to take such further actions and to execute such further documents as may be reasonably requested by the other party in order to more fully effectuate the provisions of this Agreement.

          23. Prior to the closing of the transactions contemplated hereby, GP shall not issue any press release or make any public statement with respect to this Agreement or any transaction contemplated hereby without the prior written consent of KRT; provided, however, that GP may, without the prior written consent of KRT, issue such press release or make such public statement as may be required by law or as is legally necessary for securities filings if it has used reasonable efforts to consult with KRT and to obtain KRT's consent but has been unable to do so in a timely manner.

          24. Notwithstanding anything to the contrary contained herein or elsewhere, and except as set forth specifically in Section 11(b) hereof, in the event of a default by GP under any provision of this Agreement, no corporation, trust, person or other entity affiliated with GP, as a shareholder, officer, director or agent of GP or otherwise, or any person who participated in the negotiation or documentation of the transactions contemplated hereby, shall have any personal liability, financial or otherwise, in law or in equity, for any performance required herein. Without limiting the generality of the foregoing, except as set forth in
Section 11(b) hereof, there shall be no personal liability on the part of Erwin L. Greenberg, Herbert B. Mittental, Mark Laken, J. Paul Mitchell, David L. Goldbloom or Joel D. Fedder.

          25. Notwithstanding anything contained herein to the contrary, KRT acknowledges, warrants and covenants on behalf of itself and its successors and assigns that, in the event this Agreement is terminated for any reason other than the default of GP, KRT shall refrain, for a period of two (2) years from such termination, from making any contacts or entering into any negotiations or contracts with Sellers relating to the purchase or other acquisition of the Properties. KRT acknowledges that any breach of the foregoing is a material breach of this Agreement and would cause irreparable damage to GP that would be difficult to ascertain, and as a result of such breach, GP shall be entitled to the Deposit, the Extension Deposit and the Additional Deposit, and KRT shall owe GP Two Million and 00/100 Dollars ($2,000,000) as liquidated damages in full settlement of all claims resulting from such breach.

          26. Time shall be of the essence with respect to the obligations of GP and KRT to close the transactions contemplated hereby and by the Merger Agreement within the time periods required with respect to the Closing under the Contracts.

          27. If legal action is commenced to enforce any obligation of either party hereunder or under the KRT Note or the GP Note, the prevailing party shall be entitled to recover from the non-prevailing party reasonable attorneys' fees and disbursements sustained in connection with such legal action and in connection with any post-judgment proceedings commenced to enforce or collect any judgment obtained in such action.
The provisions of this Section 24 shall survive Closing or any termination of this Agreement.

          28. GP hereby covenants that, so long as this Agreement shall be in full force and effect, GP shall not effectuate, or attempt to effectuate, a transaction in the nature of an assignment of the Contracts to any party other than KRT.
          29. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same original, and the execution of separate counterparts by the parties hereto shall bind the parties hereto as if they had each executed the same counterpart. The parties hereto may further execute and deliver this Agreement by facsimile, with original executed counterparts to follow promptly after delivery thereof by facsimile.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                         GP DEVELOPMENT CORPORATION


                         By: /s/Mark Laken
                            ------------------------
                         Name:  Mark Laken
                         Title: Vice President


                         KRANZCO REALTY TRUST


                         By: /s/Norman M. Kranzdorf
                            -----------------------
                         Name:  Norman M. Kranzdorf
                         Title: President

Agreed to for purposes of
Section 17 only:

FEDDER AND GARTEN
PROFESSIONAL ASSOCIATION


By: /s/Brian J. Gibbons
    -----------------------
       Brian J. Gibbons
   Shareholder


Agreed to for purposes of
Section 11(b) only:


/s/Erwin L. Greenberg
---------------------------
   Erwin L. Greenberg


/s/Joel D. Fedder
---------------------------
   Joel D. Fedder


/s/Mark Laken
---------------------------
   Mark Laken


/s/Herbert B. Mittental
---------------------------
   Herbert B. Mittental

                                 EXHIBIT A

                               THE CONTRACTS

     1. Purchase and Sale Agreement dated July 25, 1997 among Tower Plaza Associates, L.P., as seller ("Tower"), ELG, as buyer, and Newmark & Company Real Estate, Inc., Westside Realty Group, L.L.C. and Parkway Partners, L.L.C., as brokers, as modified by First Amendment to Purchase and Sale Agreement dated as of September 30, 1997 between Tower and ELG, as further modified by letter agreement dated October 28, 1997 between GP and Parkway Partners, L.L.C.

     2. Purchase and Sale Agreement dated July 25, 1997 among West Stewarts Mill Associates, L.P., as seller ("West Stewarts"), ELG, as buyer, and Newmark & Company Real Estate, Inc., Westside Realty Group, L.L.C. and Parkway Partners, L.L.C., as brokers, as modified by First Amendment to Purchase and Sale Agreement dated as of September 30, 1997 between West Stewarts and ELG, as further modified by letter agreement dated October 28, 1997 between GP and Parkway Partners, L.L.C.

     3. Purchase and Sale Agreement dated July 25, 1997 among NorthPark Associates, L.P. (Cobb), as seller ("NorthPark"), ELG, as buyer, and Newmark & Company Real Estate, Inc., Westside Realty Group, L.L.C. and Parkway Partners, L.L.C., as brokers, as modified by First Amendment to Purchase and Sale Agreement dated as of September 30, 1997 between NorthPark and ELG, as further modified by letter agreement dated October 28, 1997 between GP and Parkway Partners, L.L.C.

     4. Purchase and Sale Agreement dated July 25, 1997 among Holcomb Bridge Partners, L.P., as seller ("Holcomb"), ELG, as buyer, and Newmark & Company Real Estate, Inc., Westside Realty Group, L.L.C. and Parkway Partners, L.L.C., as brokers, as modified by First Amendment to Purchase and Sale Agreement dated as of September 30, 1997 between Holcomb and ELG, as further modified by letter agreement dated October 28, 1997 between GP and Parkway Partners, L.L.C.

     5. Purchase and Sale Agreement dated July 25, 1997 among Mableton Village Associates, L.L.C., as seller ("Mableton"), ELG, as buyer, and Newmark & Company Real Estate, Inc., Westside Realty Group, L.L.C. and Parkway Partners, L.L.C., as brokers, as modified by First Amendment to Purchase and Sale Agreement dated as of September 30, 1997 between Mableton and ELG, as further modified by letter agreement dated October 28, 1997 between GP and Parkway Partners, L.L.C.

                                 EXHIBIT B

                        PROPERTY INSPECTION REPORTS